Exhibit 99.1

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses incurred by the Company in connection with its issuance and sale of $625 million aggregate principal amount of 6.200% Senior Notes due 2029, are set forth in the following table:

Securities and Exchange Commission Registration Fee	$92,250
Legal Fees and Expenses	350,000
Accounting Fees and Expenses	126,000
Other	1,443,750

Total	$2,012,000